Exhibit 99.1

Nukkleus Signs MOU to Substantially Increase Holdings in Jacobi Asset Management

MOU Sets Stage for Nukkleus to Acquire Additional 16% in Jacobi, Europe’s First Approved Bitcoin Spot ETF, Elevating Total Holdings to Approx. 20%

NEW YORK, January 17, 2024 – Nukkleus Inc. (NASDAQ: NUKK), a pioneering force in the fintech industry, today announced the signing of a Memorandum of Understanding (MOU) as of January 16, 2024, that contemplates a substantial increase in Nukkleus’ holdings in Jacobi Asset Management (“Jacobi”).

Jacobi, distinguished as the sponsor of Europe’s only regulated and approved Bitcoin spot ETF traded on Euronext, represents a strategic alignment with Nukkleus’ vision and commitment to pioneering in the fintech industry. This partnership extends Nukkleus’ reach into innovative financial markets, complementing its diverse portfolio that includes breakthrough technologies in blockchain-powered payment solutions and digital asset management.

The MOU outlines a framework for Nukkleus to negotiate the acquisition of an additional 10% stake in Jacobi outright, as well as an option to acquire One Hoxton Holding Ltd, which would hold an additional 6% of Jacobi. This potential acquisition, combined with Nukkleus’ existing holdings, would increase Nukkleus’ total stake in Jacobi to approximately 20%. Furthermore, as part of the MOU, Nukkleus has been granted a right of first refusal in these negotiations.

The MOU is effective for a period of 90 days and may be extended by mutual agreement in writing. Completion of the proposed acquisition will be subject to successful completion of diligence and the negotiation and execution of definitive agreements.

“Increasing our stake in Jacobi Asset Management is a strategic move that aligns with Nukkleus Inc.’s vision of pioneering in the fintech industry. This investment underscores our commitment to leveraging innovative financial tools like blockchain and digital assets to transform and democratize the global financial landscape. We are not just keeping pace with the future of finance; we are actively shaping it to be more accessible, efficient, and inclusive,” said Emil Assentato, CEO and Chairman of Nukkleus.

Martin Bednall, CEO of Jacobi Asset Management commented: “We are excited by the prospect of deepening our relationship with Nukkleus through this MOU, supporting the growth of Jacobi. This step symbolizes our mutual commitment to innovation in the fintech sector. The potential increase in Nukkleus’ stake in Jacobi marks a significant milestone towards collaborative development and the advancement of regulated financial solutions in the market.”

About Nukkleus Inc.:

Nukkleus Inc. (NASDAQ: NUKK) is a dynamic fintech aggregator dedicated to revolutionizing the financial services industry. Through strategic acquisitions and technology development, Nukkleus is creating a comprehensive ecosystem that addresses the evolving needs of modern finance. As ‘A Gateway to the Future of Finance’, Nukkleus is committed to driving growth, fostering innovation, and setting new standards for efficiency, security, and inclusivity in the financial world. For more information about Nukkleus please visit: https://www.nukk.com/.

Financial Products and Services Disclaimer:

Investment in digital assets involves risks, including the lack of regulation and customer protections typical in other financial markets, and is subject to a changing regulatory environment. These assets may lack legal tender status and are not covered by deposit protection insurance. Past performance is not indicative of future results. Local laws and regulations may restrict your ability to transact with us, and some services may not be available in your jurisdiction (e.g., Jacobi Asset Management’s fund in the United States, Digital RFQ’s licensing). For detailed information on Nukkleus’ offerings and regulatory compliance, visit our EDGAR profile: https://www.sec.gov/edgar/browse/?CIK=1592782.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements as defined under U.S. securities laws. These statements, identified by words such as “will,” “believe,” “anticipate,” “contemplate,” “expect,” “estimate,” “intend,” “plan,” or their negatives or variations of these words, or similar expressions, are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. Actual results may differ materially due to various factors, including our ability to benefit from the business combination, market competition, regulatory changes, and the risks inherent in our industry and operations. Forward-looking statements in this release are based on information available as of the release date and are subject to change. Except as required by law, we do not undertake to update these statements.

For further information please contact:

Nukkleus Investor Relations

IR@nukk.com